                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT AUDITORS, ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11825, 33-88156, 33-51056, 33-36787, 33-25897, 33-62807,
333-35487, 333-65567, 333-80453, 333-5406, 333-5408) pertaining to the Amended and Restated 1992 Employee Stock Purchase Plan, the Amended and Restated 1984 Stock Option Plan, the Employee Stock Purchase Plan, the Amended and Restated 1992 Stock Option Plan, the GaSonics International Corporation 1994 Stock Option / Stock Issuance Plan, and Gamma Precision Technology 1998 Stock Option Plan of our report dated January 15, 2001, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in this Report (Form 8-K) dated June 1, 2001.



                                        /s/ ERNST & YOUNG LLP

San Jose, California
May 31, 2001